Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made and entered into by and between Century Therapeutics, Inc., a Delaware corporation (the “Company”) and Chad Cowan (“Executive”), and will become effective as of June 15, 2026 (the “Effective Date”). Except with respect to the Equity Documents, the Continuing Obligations, and the Retention Awards (each, as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation the Executive Employment Agreement dated September 13, 2024 (collectively, the “Prior Agreement”).

Introduction

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions set forth herein;

WHEREAS, Executive desires to continue to be employed by the Company on such terms and conditions; and

WHEREAS, Executive and the Company acknowledge and agree that Executive is entering into this Agreement voluntarily and the changes to Executive’s terms and conditions of employment as set forth in this Agreement do not give rise to Good Reason, as that term was defined in the Prior Agreement, and that Executive has no further contractual rights under the Prior Agreement, which is superseded in its entirely by this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Position. Executive will continue to serve as the Chief Scientific Officer of the Company and will report directly to the Chief Executive Officer of the Company or his or her delegate. In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position. Executive agrees to perform Executive’s duties for the Company on a part-time basis. Executive also agrees that during his employment with the Company, he will not engage in any employment, consulting or business services that are competitive with the Company or that interfere with the performance of his duties and obligations to the Company.

2.Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 9 hereof.

3.Place of Performance. Executive will perform services hereunder at the Company’s Watertown, MA site; provided that Executive may be required to travel from time to time for business purposes, including but not limited to industry events and conferences.

4.	Salary. This is a part-time, exempt position. The Company will pay Executive a salary at an annualized rate of $296,150, commencing on the Effective Date, subject to Executive’s continued employment with the Company (such base salary in effect, the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary shall be reviewed at least annually by the Compensation Committee of the Company’s board of directors (the “Board” and such committee, the “Committee”) and may be adjusted from time to time by the Committee.

5.Annual Bonus. For each calendar year ending during his employment, Executive will have the opportunity to earn an annual bonus with a target amount of 45% of the Base Salary in effect at the end of the applicable year (the “Target Bonus”). For the year 2026, any bonus will be calculated by applying the applicable target percentage to each Base Salary level in effect during the 2026 calendar year and prorating for the number of days each such salary level was in effect. The actual bonus payable to Executive, if any, with respect to any year may be more or less than the Target Bonus and will be determined by the Committee, in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Committee. Payment of any otherwise earned bonus is conditioned on Executive’s continued service through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year.

6.Retention Awards. Executive is a party to a Retention Bonus Agreement dated July 14, 2025, and a Performance-Based Retention Equity Agreement dated September 18, 2025 (the “Retention Awards”). Executive will remain eligible to receive the payments and incentives set forth in the Retention Awards, provided all conditions set forth in the respective agreements relating to the Retention Awards are satisfied, and Executive is still employed at the time those payments and incentives are made or issued by the Company.

7.Equity Incentives. Executive was previously granted options to purchase shares of the Company’s common stock (as such term is defined in the Equity Documents) (the “Options”) and restricted stock units (“RSUs”). The Options and RSUs will continue to be governed by the 2021 Equity Incentive Plan and the associated equity grant agreements required to be entered into by Executive and the Company (the “Equity Documents”).

8.Benefits; Business Expenses.

(a)Executive shall continue to be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.

(b)The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

9.	Termination.

(a)Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Board that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, or (iii) on the date of Executive’s death. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company.

(b)Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Board, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.

(c)Upon any cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 10 below.

(d)Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his other professional obligations.

(e)Executive agrees that, upon any cessation of his employment, he will deliver to the Company (and will not retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.

10.Rights Upon Termination. If Executive’s employment by the Company ceases due to a termination by the Company or a resignation by Executive, the Company shall pay to Executive all accrued and unpaid Base Salary through the date of such cessation of employment. All compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment.

11.	Section 409A.

(a)The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.

(b)Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12.Section 280G. Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.

13.Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

14.Indemnification. In addition to any rights to indemnification to which Executive shall be eligible and may be entitled under the Company’s governing documents, the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for Executive’s benefit on the same terms, to the same extent and in the same manner as applicable to other directors and C-level executives of the Company.

15.Restrictive Covenant Agreement. Executive remains subject to the Employee Confidentiality, Assignment and Restrictive Covenants Agreement and any other confidentiality, assignment, or other restrictive covenant that Executive entered into with the Company (collectively, the “Continuing Obligations”).

16.	No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

17.Taxes. All compensation payable to Executive is subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive does not make any claim against the Company or its board of directors related to tax liabilities arising from his compensation.

18.	Entire Agreement; Assignment; Amendment.

(a)This Agreement, together with the Continuing Obligations, the Retention Awards, and Equity Documents, remain in full force and effect and other agreements and documents referenced herein, constitute the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to Executive’s employment by the Company, including but not limited to the Prior Agreement.

(b)The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof).

(c)This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its choice of law provisions.

20.Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Proprietary Information and Assignment Agreement), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia County, Commonwealth of Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

21.Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.

22.Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

23.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Signature Page Follows]

This Agreement has been executed and delivered on the date first above written.

CENTURY THERAPEUTICS, INC.

By:	/s/ Brent Pfeiffenberger

Name:	Brent Pfeiffenberger

Title:	Chief Executive Officer

EXECUTIVE

Chad Cowan

By:	/s/ Chad Cowan

Name:	Chad Cowan